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EXHIBIT 8.1

Subsidiaries of voxljet AG

Name	State or Country of Incorporation or Organization
Voxeljet of America Inc.	Delaware
Voxeljet UK Ltd.	United Kingdom

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  EXHIBIT 8.1
Subsidiaries of voxljet AG